BDC Capital, Inc. Announces Reverse Split and Strategic Iniatives

Company to Expand Executive Team; Investigate Stock Listing Alternatives

MINNEAPOLIS, MN -- 04/15/2005 -- BDC Capital, Inc. (OTC BB: BDCI), a Minneapolis-based Business Development Corporation, announced today a reverse split of its common stock on a 1 for 100 basis. The Company also announced an acceleration in its strategic initiatives to increase asset value and management depth.

Based on the expectation of a significant improvement in the company's cash and net asset position, BDC, which is currently traded on the local over-the-counter market, is actively investigating its listing options for its common stock. The company also intends to expand its executive management team.

"As we add investments to our portfolio, we will need the additional executive management expertise to manage the businesses and assets we acquire. This is an exciting time for the company," said Richard Pomije, President and CEO of BDC Capital.

About BDC Capital, Inc.

BDC Capital, Inc., based in Burnsville, MN, is a Business Development Company under Section 54 of the Investment Company Act of 1940. BDC Capital, Inc., was established December 10, 2004, with the purpose of building an investment portfolio consisting of revenue generating assets and emerging companies well positioned for future growth. The company's web site is at http://www.bdccapital.com/.

Any statements contained herein related to future events are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements. BDC Capital, Inc. undertakes no obligation to update any such statements to reflect actual events.

Contact:
The Carideo Group Inc.
1050 One Financial Plaza
120 South Sixth Street
Minneapolis, Minnesota 55402

Tony Carideo
(612) 317-2880
E-mail: tony@carideogroup.com, or
investors@bdccapital.com